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                                                                       EXHIBIT 2

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT


         This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into, effective as of the 17th day of October, 2001, by and between Shelby County Bank, a federal savings banking association having its principal office in Shelbyville, Indiana (the "Seller"), and Community First Bank & Trust, an Ohio state bank having its principal office in Celina, Ohio (the "Purchaser").

                                   WITNESSETH:

         WHEREAS, the Seller owns and operates banking Branches (as hereinafter defined); and

         WHEREAS, the Seller desires to sell certain assets and assign certain deposit and other liabilities and obligations attributed to the Branches to the Purchaser, and the Purchaser desires to purchase such assets and assume such liabilities and obligations, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

             PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; PAYMENT

         1.1 Identification of Branches. The Seller leases and maintains two branch offices located at 7131 West Jefferson Boulevard, Allen County, Fort Wayne, Indiana and 6154 Saint Joe Center Road, Fort Wayne, Allen County, Indiana (the "Branches"). The Branches are the only branch offices of the Seller which are the subject of this Agreement. The Seller is a party to that certain Lease with Option to Purchase (the "Bobeck Lease") dated February 2, 2000, between National Oil & Gas, Inc. and Bobeck Real Estate Company, Inc. (collectively, the "Landlord") and the Seller pursuant to which the Landlord will build a bank branch located in the 8000 block of West Jefferson Boulevard, Allen County, Fort Wayne, Indiana, and the Seller will lease such bank branch pursuant to the terms of the lease. Purchaser on the date hereof has entered into an agreement with the Bobeck Moser LLP pursuant to which the Purchaser will acquire the real estate located in the 8000 block of West Jefferson Boulevard ("Bobeck Real Estate"). On the date hereof, the Landlord and Seller have entered into an agreement to terminate the Bobeck Lease on the date of the purchase of the Bobeck Real Estate by Purchaser.

         1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur at such time and on such date as may be mutually agreed to by the parties (the "Closing Date"); provided that both parties shall use their reasonable efforts to close such


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transactions on or before December 31, 2001. The Closing shall be held at the offices of Krieg DeVault LLP in Indianapolis or at such other location as may be mutually agreed to by the parties.

         1.3 Purchase of Assets. The Seller agrees, subject to Section 1.4 hereof and the other terms and conditions of this Agreement, to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agrees to purchase, accept and receive from the Seller, on the Closing Date the following assets, properties and rights free and clear of all security interests, liens, mortgages and encumbrances, except such security interests, liens, mortgages and encumbrances that are in favor of the Seller with respect to and securing the Loans or that arise under applicable law (the "Assets"):

                  (a) all right, title and interest of Seller in and to all loans together with all security interests, mortgages, guaranties and collateral related thereto then attributed to the Branches at their respective outstanding principal amounts, together with all accrued but unpaid interest thereon and fees, as of the close of business on the business day immediately preceding the Closing Date, as listed on Exhibit 1.3(a) hereto, with such exhibit to be updated as of the close of business on the business day immediately preceding the Closing Date (the "Loans"), provided, however, that the Loans shall not include any loans described in Section 1.4(b) hereof;

                  (b) all overdrafts associated with all deposit liabilities assumed by the Purchaser under Section 1.5(a)hereof;

                  (c) all rights of Seller as lessee under the leases (the "Branch Leases") pertaining to or associated with the Branches together with all leasehold improvements associated therewith , the legal descriptions of which are set forth on Exhibit 1.3(c) hereto (the "Leased Property"); and

                  (d) all right, title and interest of Seller in and to all personal property, furniture, fixtures, equipment and ATM machines located at the Branches and owned by the Seller, as listed on Exhibit 1.3(e) hereto (the "Fixed Assets"), together with any manufacturer's warranties and maintenance or service agreements thereon which are in effect on the Closing Date and are assignable to the Purchaser;

                  (e) all rights of Seller as lessee under the leases (the "Equipment Leases", the equipment subject thereto shall be referred to as the "Leased Equipment") pertaining to or associated with certain equipment used at the Branches, the description of which are set forth on Exhibit 1.3(f) hereto;

                  (f) all petty, teller, ATM and vault cash maintained at the Branches as of the close of business on the Closing Date, the exact amounts of which will be certified by the Seller as of the Closing Date;

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                  (g)      all rights of Seller to the extent assignable in, to
                           and under any vendor single interest insurance or other insurance on collateral transferred to the Purchaser with the Loans;

                  (h) subject to Section 1.7 hereof, all safe deposit contracts and leases for the safe deposit boxes located at the Branches; and

                  (i) customer lists associated with the Loans and Deposit Liabilities, safe deposit boxes and SCB CDs (as defined below) and certain intangible assets associated with the Branches, consisting of the favorable financing value of the deposit accounts attributable to and booked at the Branches as of the Closing Date, the intangible value of the list of customer loan relationships attributable to the Branches as of the Closing Date, the value of the list of established safe deposit box customers at the Branches as of the Closing Date, and the value of the specific group of employees of the Branches, presently performing the operations of the Branches on behalf of Seller as of the Closing Date; and

                  (j) the telephone and facsimile numbers associated with the Branches.

         1.4 Excluded Assets. All assets, properties and rights of the Seller not expressly included in the Assets are excluded from the transactions contemplated by this Agreement, including, without limitation, the following items (the "Excluded Assets"):

                  (a) all trademarks, tradenames, copyrights, medallion program stamps, signs, logos, proprietary information, stationery, forms, labels, shipping materials, brochures, advertising and marketing materials and similar property owned by, relating to or referencing First Community Bank of Fort Wayne (except for the limited use under the license granted in Section 2.21 hereof), the Seller or any of its affiliates;

                  (b) the following loans attributed to the Branches as of the close of business on the business day immediately preceding the Closing Date shall not be sold pursuant to this Agreement:

                           (i) all loans attributed to the Branches with respect to which on the close of business on the business day immediately preceding the Closing Date (A) the collateral securing the loan has been repossessed, (B) the security interest in the collateral securing the loan has not been perfected or is incomplete, or
                                    (C) collection efforts have been instituted or

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                                    delivery or foreclosure proceedings have
                                    been filed;

                            (ii) all loans attributed to the Branches as of the close of business on the business day immediately preceding the Closing Date which are recorded as non-accrual or which have principal or interest that is ninety (90) days or more past due;

                           (iii) all loans attributed to the Branches as of the close of business on the business day immediately preceding the Closing Date in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code or has filed against it any proceeding in bankruptcy, reorganization, debt, adjustment or receivership, or any assignment by the Seller for the benefit of creditors, prior to the Closing Date; and

                           (iv)     the Construction Note from Dorman
                                    Enterprises, Inc. and Barry Dorman, Loan
                                    #2000130-1 in the principal amount of
                                    $2,164,400.29 and the Note from Barry S.
                                    Dorman, Loan # 2000131-1 in the principal amount of $380,887.69 (collectively, the "Dorman Credit"); provided, however, that Purchaser shall provide administrative services with respect to the Dorman Credit as may be reasonably requested by Seller;

                  (c) all assets, properties and rights of the Seller and any of its affiliates used, relating to, located at or attributed to any operations, branches or facilities of the Seller or any of its affiliates other than the Branches or the Assets; and

                  (d) all routing numbers of the Seller used in connection with the Deposit Liabilities or the Branches.

         1.5 Assumption of Liabilities. The Purchaser agrees, subject to Section
1.6 hereof and the other terms and conditions of this Agreement, that on and after the Closing Date it shall assume and fully and timely perform, discharge and pay, in accordance with their respective terms, all of the liabilities and obligations of the Seller relating to:

                  (a) the deposit accounts attributed to the Branches as of the close of business on the business day immediately preceding the Closing Date (including, without limitation, all checking, savings, money market, certificate of deposit (other than the certificates of deposit excluded pursuant to

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                           Section 1.6(c) hereof and sweep accounts) together
                           with all accrued interest relating to such accounts, as listed on Exhibit 1.5(a) hereto, with such exhibit to be updated as of the close of business on the business day immediately preceding the Closing Date (the "Deposit Liabilities");

                  (b) the Loans except those described in Section 1.6(c) hereof;

                  (c)      the Branch Leases;

                  (d)      the Equipment Lease;

                  (e) all safe deposit boxes and all leases and contracts for the safe deposit boxes located at the Branches as of the Closing Date as described in Section 1.7 hereof;

                  (f) the operation of the Branches in the ordinary course of business, including, without limitation, the obligations to the Employees (as hereinafter defined) as set forth in Section 2.7 hereof; and

                  (g) any liability or obligation which is expressly identified elsewhere in this Agreement as being assumed, performed, discharged or paid by the Purchaser including, without limitation, Sections 1.8, 1.9, 1.13, 2.6, 2.8, 2.12, 2.13, and 2.15.

         The liabilities and obligations described in this Section 1.5 that are assumed by the Purchaser are referred to collectively in this Agreement as the "Assumed Liabilities".

         1.6 Excluded Liabilities. All liabilities and obligations of the Seller not expressly included in the Assumed Liabilities are excluded from the transactions contemplated in this Agreement, including, without limitation, the following items (the "Excluded Liabilities"):

                  (a) all liabilities associated with cashier's checks or other official bank checks and traveler's checks issued by the Seller prior to the Closing Date;

                  (b) all liabilities and obligations of the Seller relating to the Branches that are not expressly included in the Assumed Liabilities; and

                  (c) the certificate of deposits attributed to the Branches which will not be assumed by Purchaser (the "SCB CDs") as determined pursuant to and listed on
                           Exhibit 1.6(c) hereto);

                  (d)      the Bobeck Lease; and

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                  (e)      except as provided in Section 2.7(b) with respect to
                           vacation and sick time, all liabilities and obligations of any type relating to employment contracts, collective bargaining agreements, or employment-related litigation, or with respect to employee benefit plans, arrangements, practices, contracts, or agreements whether formal or informal, written or unwritten, covering present or former employees or dependents, or applicable to one or more than one person, including but not limited to employee welfare benefit plans and employee pension benefit plans as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act, nonqualified deferred compensation plans, medical plans, disability plans, life insurance plans, severance pay plans, educational assistance plans, cafeteria plans, flexible spending accounts, stock option plans, and stock purchase plans.

         1.7  Safe Deposit Business.

                  (a) On and after the Closing Date, the Purchaser shall assume and thereafter fully and timely perform and discharge all of the Seller's obligations with respect to the Seller's safe deposit box business at the Branches in accordance with the terms and conditions of the contracts or rental agreements related to such safe deposit boxes.

                  (b) On and after the Closing Date, the Seller shall transfer the records related to such safe deposit box business to the Purchaser, and the Purchaser shall maintain and safeguard all such records and be responsible for granting proper access to and protecting the contents of the safe deposit boxes at the Branches.

                  (c) All safe deposit box rental payments and late payment fees collected by the Seller before the Closing Date for the respective current lease terms shall be prorated between the parties as of the Closing Date.

         1.8 Bills of Sale; Assignments; Documentation of Assumption. On the Closing Date, the Seller shall deliver to the Purchaser such bills of sale, assignments and instruments of transfer, satisfactory in form and substance to counsel for the Seller and counsel for the Purchaser, under which the Seller will transfer its right, title and interest in and to the Assets to the Purchaser. On the Closing Date, the Purchaser shall deliver to the Seller such undertakings, satisfactory in form and substance to counsel for the Seller and counsel for the Purchaser, under which the

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Purchaser shall assume and agree to fully and timely perform, discharge and pay, in accordance with their terms, all of the Assumed Liabilities.

         1.9 Assumption Subject to Certain Terms. The liabilities and obligations being assumed by the Purchaser pursuant to this Agreement shall be assumed subject to the terms and conditions of the lease, deposit and other written agreements relating thereto and all applicable laws, statutes, rules and regulations.

         1.10 Payment. The Seller shall transfer the Assets to the Purchaser and Purchaser shall pay the Seller by wire transfer of immediately available funds on the Closing Date an amount determined in accordance with Exhibit 1.10 hereto; and such payment formula shall be further adjusted in accordance with Section
1.11 hereof and, after the Closing Date, in accordance with Section 1.14 hereof. The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price to any particular asset being transferred or liability being assumed pursuant hereto.

         1.11 Pro-Rated Adjustment of Income and Expenses. All utility payments, real and personal property taxes and similar expenses and charges relating to the Leased Property and the Fixed Assets, all Federal Deposit Insurance Corporation ("FDIC") premiums and assessments and all other expenses relating to the Deposit Liabilities assumed and the operation of the Branches shall be prorated between the parties as of the Closing Date on the basis of a 365-day year. To the extent any such item has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of the Seller. Any unearned noninterest income associated with the Branches, except as specifically provided in this Agreement, shall also be adjusted pro rata between the parties as of the Closing Date. All expenses relating to the Branches which arises on and after the Closing Date shall be paid by the Purchaser.

         1.12 Allocation of Purchase Price. The purchase price for the assets being purchased and the liabilities being assumed by the Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by the Purchaser and the Seller within thirty (30) days after the Closing Date. This allocation is intended to comply with the allocation method required by
Section 1060 of the Internal Revenue Code of 1986, as amended. The Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060.

         1.13 Transfer Taxes. The Purchaser shall pay all transfer and conveyance taxes in connection with the transfer of the Assets to the

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Purchaser and all recording fees in connection with the transfer of the Leased
Property to the Purchaser.

         1.14 Adjustments. It is understood that the books and records of the Seller may not be complete as of the Closing Date and that certain assets and liabilities of the type constituting the Assets and Assumed Liabilities may not have been included therein because (a) such Assets and Assumed Liabilities (i) were not posted on the Closing Date, or (ii) are carried in the Seller's suspense account, or (b) for other reasons, complete information with respect to the Assets and Assumed Liabilities was not otherwise available. Within thirty
(30) days after the Closing Date, the Seller and the Purchaser shall prepare a revised closing statement setting forth the payment required pursuant to Sections 1.10 and 1.11 of this Agreement taking into account, among other things, assets and liabilities of the type constituting the Assets and Assumed Liabilities and transactions occurring through the close of business on the business day immediately preceding the Closing Date; provided, however, that Purchaser will review all loans originated after the date of this Agreement and prior to the Closing Date (the "Interim Loans"), and Purchaser will have the right to reject any Interim Loan and to exclude it from the revised closing statements if such Interim Loan's origination is not consistent with the underwriting criteria used by Seller prior to the date of this Agreement. If Seller and Purchaser fail to reach agreement on the revised closing statement within such 30-day period, Seller and Purchaser shall submit their disputes to an independent nationally recognized public accounting firm (the "Auditor") for resolution; provided, that if Seller and Purchaser are unable to agree upon an Auditor, the Auditor shall be a "Big Five" public accounting firm (or any of their respective successors) selected by lot (after Seller and Purchaser each exclude one such accounting firm). The parties shall each be entitled to make a presentation to the Auditor, pursuant to the procedures to be agreed to among their parties and the Auditor, advocating the merits of the position espoused by such party; and the Auditor shall be required to resolve the dispute between the parties and determine the revised closing statement within 15 business days thereafter. All determinations pursuant to this paragraph shall be in writing and delivered to the parties. The determination of the Auditor as to the resolution of any dispute regarding the revised closing statement (the "Auditor Determination") shall be conclusive, final, binding and non-appealable by the parties, absent fraud or manifest error. Within five days after the Auditor Determination, the Purchaser shall pay to the Seller or the Seller shall pay to the Purchaser, as appropriate, the difference between the amount paid on the Closing Date and the amount required to be paid pursuant to the revised closing statement. Each of the Seller and Purchaser shall pay 50% of the fees and expenses of the Auditor.

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                                   ARTICLE II

                   CERTAIN AGREEMENTS OF PURCHASER AND SELLER

         2.1 Regulatory Approvals.

                  (a) The Purchaser shall, as soon as practicable following the date of this Agreement, but in no event later than ten (10) days, prepare and file all applications, as required by applicable law, with the appropriate federal and state regulatory authorities for approval to purchase the Assets and assume the Assumed Liabilities, to establish a branch at the location of each of the Branches and to effect in all other respects the transactions contemplated hereby (the "Governmental Approvals"). The Purchaser agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to the Seller and its counsel at least two (2) days prior to the filing thereof, (ii) treat the applications in a diligent manner and on a priority basis, (iii) request confidential treatment by the appropriate federal and state regulatory authorities of all non-public information submitted in the applications, (iv) provide the Seller and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all approvals, denials, notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its reasonable efforts to obtain all Governmental Approvals. The Purchaser and the Seller agree to cooperate and use their reasonable efforts to obtain the consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement.

                  (b) The Seller shall, as soon as practicable following the date of this Agreement, but in no event later than ten (10) days, prepare and file with the appropriate federal regulatory authorities notice of its intent to terminate operation of the Branches and to consummate the transactions contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by such authorities applicable to effectuate such transactions, and (ii) use its reasonable efforts to obtain any required permission or approval of such regulatory authorities to cease operating the Branches.

         2.2 Full Access. The Seller shall afford to the employees and authorized representatives of the Purchaser, upon forty-eight (48) hours' prior notice, reasonable access to the properties, books and records directly related to the Branches in order that the Purchaser may have full opportunity to make a reasonable

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investigation of the Assets and the Assumed Liabilities, at Purchaser's sole expense, at reasonable times during the Seller's regular business hours without interfering with the normal business and operations of the Branches or the affairs of the Seller. The Seller shall furnish the Purchaser with such information as to its business, operations and properties relating to the Branches as the Purchaser may, from time to time, reasonably request and as shall be available which is required for inclusion in all governmental applications necessary to effect the transactions contemplated hereby. Nothing in this Section 2.2 shall be deemed to require the Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.

         2.3 Confidentiality. The Seller and the Purchaser are parties to a separate confidentiality agreement relating to the Branches and the transactions contemplated hereby which shall remain binding upon the parties and in full force and effect in accordance with its terms (the "Confidentiality Agreement").

         2.4 Conversion of Accounts; Transfer and Delivery of Assets and Deposit Liabilities; SCB CDs.

                  (a) Subject to the servicing agreement, substantially in the form attached as Exhibit 2.4(a) hereto which shall be entered into by the parties on the Closing Date, the Purchaser shall assure that its data processing systems are capable of receiving the Assets and the Deposit Liabilities upon the expiration or termination of the servicing agreement.

                  (b)      On the Closing Date, the Seller shall:

                           (i) deliver to the Purchaser such of the Assets as shall be capable of physical delivery;

                           (ii) execute, acknowledge and deliver to the Purchaser all such endorsements, assignments, bills of sale and other instruments of conveyance, assignment and transfer as, in the reasonable judgment of the Purchaser, shall be necessary and appropriate to consummate the sale and transfer of the Assets to the Purchaser and to vest in the Purchaser the legal and equitable title to the Assets, free and clear of all liens and encumbrances, except as otherwise permitted in this Agreement;

                           (iii) assign, transfer and deliver to the Purchaser such of the following records pertaining to the Deposit Liabilities as exist

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                                  and are available in whatever form or medium
                                  is maintained by the Seller:

                                    (A)     all orders, agreements and contracts
                                            between the Seller and depositors
                                            attributed to the Branches and
                                            records of similar character, with
                                            signature cards delivered at the
                                            Closing; and

                                    (B)     all records of account maintained
                                            for each depositor attributed to the
                                            Branches;

                           (iv) produce a bank statement for each of the Loans transferred and Deposit Liabilities assumed and mail, at its expense, a statement substantially similar to statements previously provided to the customers dated as of the business day immediately prior to the Closing Date to the customer with respect to each of the Deposit Liabilities;

                           (v) assign, transfer and deliver, with all appropriate endorsements, to the Purchaser the promissory notes, security agreements, mortgages and related agreements and loan files relating to or evidencing all Loans to the extent the same exist and in whatever form or medium is maintained by the Seller; and

                           (vi) assign, transfer and deliver to Purchaser all books, records, documents, agreements, instruments and papers regarding the Assets.

                  (d) Following the Closing Date, Purchaser may solicit the holders of the SCB CDs. Purchaser agrees to service the SCB CDs following the Closing Date and Seller and Purchaser shall reasonably agree to the manner in which this servicing shall occur.

         2.5 Retention of and Access to Files and Records Following the Closing Date. The Purchaser agrees that it shall maintain, preserve and safely keep, for as long as may be required by applicable law and in accordance with customary business practices, all of the files, books of account and records relating to the Branches (including, without limitation, the Assets and Assumed Liabilities transferred pursuant to this Agreement) for the joint benefit of itself and the Seller, and that it shall permit the Seller or its representatives, at any reasonable time (without interfering with the normal business and operations of the Branches) and at the Seller's expense, to inspect, make extracts from or copies of any such files, books of account and records as the Seller shall deem reasonably necessary. Nothing in this Section 2.5 shall be deemed to require Purchaser to breach any

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obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.

         2.6 Safekeeping. The Seller agrees to transfer and deliver to the Purchaser on the Closing Date all safe deposit box contents, including without limitation, securities, papers, valuables and other items (collectively, "Safekeeping Items"), held by the Seller in safekeeping for its customers at the Branches, together with all records relating thereto (in whatever form or medium is maintained by the Seller). The Purchaser agrees to assume, honor and discharge, from and after the Closing Date, the duties and obligations of the Seller with respect to such safe deposit boxes and the Safekeeping Items and shall be entitled to any right or benefit arising from such safekeeping business from and after the Closing Date. The Purchaser agrees to execute as of the Closing Date a receipt for such Safekeeping Items.

         2.7 Employees.

                  (a) The active employees of the Seller who are then assigned to the Branches as of the Closing Date (the "Employees") shall, as of the Closing Date, be terminated by the Seller and Purchaser shall offer employment to each Employee on an at-will basis. The Seller shall be solely responsible for payment of all wages and benefits to each such Employee for all periods ending prior to or on the Closing Date and for all required filings of Forms W-2 and other required filings with federal, state, and local tax authorities with respect to such periods.

                  (b) Immediately following the Closing, the Purchaser will make available to the Employees who accept employment with Purchaser substantially the same employee benefits on substantially the same terms and conditions as the Purchaser then offers to its similarly situated employees. The Purchaser shall have the sole discretion to change such terms and conditions and employee benefits from time to time, provided that service of each of the Employees with the Seller prior to the Closing shall be credited for purposes of (i) eligibility under the Purchaser's employee welfare benefit plans, and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under all other employee benefit plans of the Purchaser, including, without limitation, all pension, retirement, profit sharing and employee stock ownership plans. The Seller shall be responsible for all salary, compensation and employee benefits, and all payroll taxes in connection therewith, for the Employees that is accrued, owed or arises with respect to all periods prior to or on the Closing Date. In addition, on and after the Closing Date, the Purchaser shall assume and honor all accrued but unused or unpaid vacation and sick leave for the Employees who accept employment with the Purchaser for all periods prior to and on the Closing Date, but only if the Seller provides final certifications of such accrued leave to the Purchaser within thirty
                           (30) days after the Closing Date. The amounts of leave accrued as of the Closing Date for the Employees who accept employment, as certified by Seller, shall not be reduced except as used by the Employees or as it would have been forfeited under the Seller's leave policies, but the Purchaser shall not be obligated to continue Seller's leave policies and may instead provide that all leave credited after the Closing Date is determined under the Purchaser's policies.

         2.8 Payment of Items After the Closing Date. Following the Closing
             Date:

                  (a) The Purchaser agrees to pay in accordance with applicable law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over the counter or through the check clearing system of the banking industry by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors with respect to whom the Purchaser has assumed the Deposit Liabilities.

                  (b) If any of such depositors, instead of accepting the obligation of the Purchaser to pay the Deposit Liabilities, shall demand payment from the Seller for all or any part of any such Deposit Liabilities, the Seller shall not be liable or responsible for making such payment and may process such demand pursuant to
                           Section 2.8.

                  (c) After the Closing, the Seller shall be and have the rights and obligations of a "Collecting Bank" or "Intermediary Bank" under Article 4 of the Uniform Commercial Code as adopted in Indiana Code section 26-1-4 et seq. with respect to items drawn on the Deposit Liabilities which are received by Seller for processing. Items received for processing against the Deposit Liabilities shall be grouped and delivered to the Purchaser within the time limits provided by the Indiana Uniform Commercial Code in a special cash letter separately identified as "Transferred Accounts Cash Letter." For purposes of paying the Purchaser's obligations to the Seller under this Section 2.8, the Purchaser will establish a settlement account with the Seller at the Closing Date in a collected amount equal to One Hundred Thousand Dollars ($100,000), which amount shall be maintained by the Purchaser for a period of ninety
                           (90) days following the Closing Date, against which will be (i) debited the checks, returns, ACH charges and items hereafter referred to in this sentence and
                           (ii) charged amounts in accordance with Section 2.8(c) hereof to provide, among other things, for the settlement by the Purchaser of checks, ACH debits, returns and items which are presented to the Seller within ninety (90) days after the Closing Date and which are drawn on or chargeable to Deposit Liabilities transferred to the Purchaser. In order to reduce the continuing charges to the Seller through the check clearing system of the banking system which will result from check forms of the Seller being used after the Closing Date by the depositors whose accounts are assumed pursuant hereto, the Purchaser agrees, at its cost and expense, and without charge to such depositors, to notify such depositors as soon as possible after the Closing Date of the Purchaser's assumption of the Deposit Liabilities and to furnish each depositor of an assumed account with checks on the forms of the Purchaser and with instructions to utilize the Purchaser's checks and to destroy unused checks of the Seller. After the expiration of such 90-day period following the Closing Date, the Seller shall dishonor all checks, drafts, withdrawal orders and other instruments and items drawn on the Deposit Liabilities unless the Seller and the Purchaser agree to extend such 90-day period and extend the provision for a settlement account as necessary. The Purchaser agrees to arrange for the transportation directly and pay the expenses of transporting from the Seller to the Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to the Seller's receipt of items relating to the Deposit Liabilities after the Closing Date. These transportation expenses may be charged against the settlement account of the Purchaser. The Seller shall terminate all ACH arrangements relating to the Deposit Liabilities on or prior to the Closing Date and notify all depositors in writing of such termination.

                  (d)      The Purchaser agrees to pay promptly to the Seller
                           (i) an amount equal to the amount of any checks, drafts and withdrawal orders credited by the Seller before the Closing Date to all transferred accounts that are returned to the Seller unpaid after the Closing Date, and (ii) for a period not to exceed thirty (30) days from the Closing Date, an amount equal to the amount of any checks, drafts and withdrawal orders credited by the Seller after the Closing Date to all transferred accounts that are returned to the Seller unpaid after the Closing Date. Upon receipt thereof, the Seller shall immediately forward any such check, draft, withdrawal order or other item to the Purchaser, and subject to the time limitations referenced herein, the Purchaser shall remit to the Seller the amount of each such check, draft, withdrawal order and other item.

         2.9 Loan Payments and Information Received After the Closing Date.

                  (a)      Following the Closing Date, the Seller agrees:

                           (i) to forward promptly to the Purchaser all payments (properly endorsed without recourse as necessary) which are received by the Seller on or after the Closing Date that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to the Seller; and

                           (ii) to forward promptly to the Purchaser all notices or other correspondence received on or after the Closing Date that relate to the Loans or any of the other Assets.

                  (b) The Purchaser shall have sixty (60) days following the Closing to notify the Seller in writing that any Loan should have been excluded at the Closing from the Assets under Section 1.4. Upon receiving such notice, the Seller agrees to promptly repurchase any such Loan for an amount equal to the amount paid therefor by the Purchaser.

         2.10 Seller Signage and Other Identification. Upon expiration of the Term (as defined in Section 2.21), the Purchaser, at its expense, shall substitute its name and logo for the name and logo of the Seller on all signs at the Branches and shall remove all signs which carry the name and logo of the Seller. The Seller agrees, at its expense, to remove from the Branches as promptly as practicable after the Term any such signs so removed by the Purchaser. Upon expiration of the Term, the Purchaser agrees to replace promptly all written, printed and electronic materials bearing the Seller's name and/or logo used in the ordinary course of business at the Branches with written or electronic materials bearing the Purchaser's name and/or logo, including, without limitation, coupon books for Loans, stationery, forms and marketing and other materials. All such materials so replaced shall be removed by the Seller, at its expense, from the Branches as promptly as practicable after the Term.

         2.11 Right to Intervene. Prior to the Closing, in the event that any claim, demand, suit or other proceeding is instituted or threatened against the Purchaser relating to this Agreement or the Assets transferred to or the Assumed Liabilities assumed by the Purchaser hereunder, the Seller shall have the right, at its discretion and expense, to intervene in such matter, and the Purchaser hereby agrees to give prompt and prior notice thereof to the Seller and consents to such intervention.

         2.12 Assumption of Risks.

                  (a) If the Leased Property or buildings or other improvements of one or more of the Branches are destroyed or materially damaged by fire or other casualty prior to the Closing Date and shall not have insurance coverage which in the reasonable determination of the Purchaser is sufficient to repair or replace such Leased Property or buildings or other improvements, the Purchaser shall have the right to terminate this Agreement with regard to the applicable Leased Property or buildings or other improvements or to accept the applicable Leased Property, building and improvements as damaged, together with any rights of the Seller to receive insurance proceeds and to exercise any other rights of the Seller under all other Assets following their assignment to Purchaser on the Closing Date.

                  (b) On and after the Closing Date, the Seller shall discontinue all casualty, liability and other insurance coverage maintained with respect to the Branches and the Assets. The Purchaser shall be solely responsible for all casualty losses and liability claims relating to the Branches arising on and after the Closing Date.

                  (c) On and after the Closing Date, the Seller shall discontinue providing any security for persons and property at the Branches. The Purchaser shall be solely responsible for all liabilities arising out of injury or damage to persons and property on or at the Branches on and after the Closing Date.

                  (d) On and after the Closing Date, the Purchaser shall maintain adequate insurance with respect to the losses described in (b) and (c) above and otherwise with respect to the operation of the Branches.

         2.13 Information Reporting.

                  (a) Subject to Section 2.13(b) hereof, with respect to the Loans and the Deposit Liabilities purchased and assumed by the Purchaser pursuant to this Agreement,
                           (i) the Purchaser shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned during the entire year in which the Closing Date occurs, and (ii) the Seller agrees to provide the Purchaser with information about the Deposit Liabilities and the Loans through the close of business on the business day immediately preceding the Closing Date necessary for the Purchaser to comply with the requirements of this
                           Section 2.13, and the Seller shall have no responsibility to provide such information to any customer or the Internal Revenue Service or any state or local taxing authority.

                  (b) The Purchaser shall use its best efforts to comply with its obligations under Section 2.13(a)(i) hereof, but if the Purchaser is unable to so comply, then (i) the Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority) all interest paid or earned on the Deposit Liabilities and the Loans prior to Closing Date, and (ii) the Purchaser shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority) all interest paid or earned on the Deposit Liabilities and the Loans on or after the Closing Date.

         2.14 Cooperation and Further Assurances. Each party agrees that on and before the Closing Date: (a) it shall (i) cooperate with the other in accomplishing the terms and conditions of this Agreement, and (ii) furnish such information and take such actions as may be reasonably required for the other to fulfill any of its obligations hereunder; and (b) at any time and from time to time after the Closing Date, it shall execute and deliver to the other party such further instruments or documents as the other party may reasonably require to give effect to the transactions contemplated hereunder.

         2.15 Condition of Assets. The Purchaser has inspected the Fixed Assets, Leased Equipment, Leased Property and buildings and improvements located on the Leased Property, observed their physical characteristics and existing conditions and has been afforded the opportunity to conduct such investigation and study on and of the Fixed Assets, Leased Equipment, Leased Property and buildings and improvements as it deems necessary for the purpose of acquiring the Fixed Assets, Leased Equipment, Leased Property and buildings and improvements for the Purchaser's intended use, and the Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of the Fixed Assets, Leased Equipment, Leased Property and buildings and improvements. The Purchaser further acknowledges and agrees that the Fixed Assets, Leased Equipment, Leased Property and buildings and improvements are to be assigned or sold and conveyed to, and purchased and accepted by, the Purchaser in their present condition "AS IS."

         2.16 Customers. The Purchaser understands and agrees that no assurance or guarantee is given by the Seller that the loan, deposit or other customers attributed to the Branches will become or continue to be customers of the Purchaser, the same being at the sole discretion of such customers.

         2.17 Conduct of Business Pending Closing Date. From the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, the Seller shall:

                  (a) conduct business at the Branches in the ordinary course substantially in the manner as conducted on the date of this Agreement, except for activities or transactions contemplated by this Agreement;

                  (b) not take any action or fail to take any action which will impair the business relationship of the customers attributed to the Branches with the Seller;

                  (c) except as set forth in Exhibit 2.17 hereto, not grant any increase in pay or benefits to any of the employees of the Branches;

                  (d) not enter into any employment, severance or similar agreement with any of the employees of the Branches;

                  (e) not hire any new employees at the Branch Office or transfer any employees to the Branches (i) except as is reasonably necessary in the Seller's business judgment to operate the Branch Office in accordance with Sections 2.17(a) and (b) hereof, or (ii) otherwise with the prior written consent of the Purchaser;

                  (f) not offer interest rates or terms on any category of deposits at the Branches, except as determined in a manner consistent with the Seller's practices with respect to its branches in Shelby County, Indiana, that are not being sold; and

                  (g) Seller shall use reasonable efforts to maintain an appropriate staff necessary to operate the Branches until the Closing Date and shall use reasonable efforts to encourage the existing employees at the Branches to remain and become employees of Purchaser, it being understood and agreed that nothing herein shall prevent Seller from discharging any employee of any Branch for cause at any time in its sole and complete discretion.

         2.18 Agreement with Respect to Seller Solicitations. From the date of this Agreement and for a period of one year following the Closing Date, the Seller shall not specifically target and solicit persons or entities who are customers attributed to the Branches as of September 30, 2001 or who hold the SCB CDs (collectively, the "Targeted Customers"); provided, however, that the Seller shall not be restricted or prohibited from engaging in or using general mass mailings, telemarketing programs, newspaper, radio, television or print advertisements, the internet, the Seller's web site, electronic advertisements or communications and other types of communications that are directed to the general public or to a group of persons defined by criteria other than status as a Targeted Customer of a Branch. For six months following the Closing Date, the Seller will not directly compete for or solicit as officers or employees of Seller or any of its affiliates who are employees of the Branches, except employees of the Branches who elect not to become or remain employed by Purchaser. Seller agrees not to transfer any of the existing employees of the Branches who are, as of the date hereof, assigned to the Branches, excluding temporary personnel, without the consent of the Purchaser, which consent shall not be unreasonably withheld.

         2.19 Indemnification.

                  (a) From and after the Closing Date, the Seller shall indemnify and hold the Purchaser harmless from and against any and all Losses (as defined below) incurred by or asserted against the Purchaser due to or resulting from: (i) subject to Section 8.17 hereof, the breach of any representation or warranty of the Seller as referenced by or set forth in the Agreement; (ii) a violation or default by the Seller or any of the Seller's covenants, obligations or agreements hereunder; (iii) any liability for liabilities or obligations related to the Assets, the Deposit Liabilities or the other Assumed Liabilities, which occur, arise or accrue prior to the Closing Date; (iv) the operation of the Branches prior to the Closing Date; and (v) any of the Excluded Liabilities. For the purposes of this Section 2.19, the term "Purchaser" shall include the Purchaser's present, future and former officers, directors, employees, agents, successors, assigns, affiliates and shareholders.

                  (b) From and after the Closing Date, the Purchaser shall indemnify and hold the Seller harmless from and against any and all Losses incurred by or asserted against the Seller due to or resulting from: (i) subject to Section 8.17 hereof, the breach of any representation or warranty of the Purchaser as referenced by or set forth in this Agreement; (ii) a violation or default by the Purchaser of any of the Purchaser's covenants, obligations or agreements hereunder; and (iii) any liability for liabilities or obligations related to the Assets, the Deposit Liabilities or the other Assumed Liabilities, which occur, arise or accrue on or after the Closing Date. For the purposes of this Section 2.19, the term "Seller" shall include the Seller's present, future and former officers, directors, employees, agents, successors, assigns, affiliates and shareholders.

                  (c)      To exercise its indemnification rights under this
                           Section 2.19 as a result of the assertion against it or any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify in writing the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder so as not to jeopardize or adversely affect the indemnifying party's ability to defend, settle, compromise or otherwise deal with such claim, liability, action or proceeding. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

                  (d) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within sixty (60) calendar days after receiving written notice of the claim or liability in accordance with
                           Section 2.19(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than sixty (60) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

                  (e) Notwithstanding the foregoing, in no event shall the Seller indemnify and hold harmless the Purchaser and any person directly or indirectly controlling the Purchaser from and against any and all Losses which the Purchaser may suffer, incur or sustain arising out of or attributable to, on and after the Closing Date, (i) any nonpayment of any loans, (ii) any closure of any of the Deposit Liabilities, or (iii) any loss of loan or deposit customers; provided that any of such Losses does not result from a breach of any representation or warranty of the Seller as referenced by or set forth in this Agreement.

                  (f) As used in this Section 2.19, "Losses" mean any and all losses, damages, awards, liabilities, judgments, settlements, fines, costs and expenses incurred or sustained by an indemnified party, including, without limitation, reasonable attorneys' fees, expenses and disbursements relating to all Losses and relating to an indemnified party pursuing its indemnification rights hereunder against an indemnifying party.

         2.20 Public Releases. Except as required by law or deemed advisable to comply with any law, neither Seller nor Purchaser shall issue any news or press releases or make any other public announcements or disclosures relating to this Agreement or the transactions contemplated hereby without the prior consent of the other. In the event such disclosure is required by law then the disclosing party shall provide such disclosure to the other party and allow them to comment on the disclosure.

         2.21 Grant of License.

                  (a) Seller hereby grants to Purchaser a fully-paid up, royalty free, limited, non-exclusive right and license to use the service mark "First Community Bank of Fort Wayne" (and any colorable imitation, similar short form, or derivation thereof) (the "Mark") owned by Seller, solely in connection with the conduct of Purchaser's banking operations within Fort Wayne, Indiana, on or in connection with those goods and/or services on or with which Seller or other rightful users of the Mark have customarily used the Mark.

                  (b) The Mark and any business and goodwill associated therewith are and shall at all times remain the property of Seller. All use of the Mark by Purchaser and all business and goodwill generated by use of the Mark shall inure to the benefit of Seller.

                  (c) Seller reserves the right to approve in advance all public uses of the Mark other than uses in connection with materials prepared by Seller or previously approved by Seller. During the Term (as defined below), Purchaser will diligently and strictly comply with all standards, specifications, and instructions, if any, provided to Purchaser in writing by Seller (as the same may be amended from time to time) regarding the use of the Mark.

                  (d) The term of the limited right and license granted in this Section 2.21 ("License") shall be for a period from the Closing Date until expiration or termination of the servicing agreement provided under Section 2.4(a) Closing Date ("Term"). Upon expiration of the Term, Purchaser shall (i) cease using any advertising materials, signs, sign faces, forms, invoices, or other materials that bear the Mark; (ii) discontinue use of the Mark, or any colorable imitation thereof, in any manner or for any purpose, and discontinue utilizing for any purpose the Mark or other mark that suggests or indicates a current or prior connection or association with Seller or its affiliates; (iii) promptly take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to Purchaser's use of the Mark; and (iv) furnish to Seller within thirty (30) days after the effective date of expiration of the Term evidence satisfactory to Seller of compliance with the foregoing obligations.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to cause the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows, and each representation and warranty shall survive until ninety (90) days following the Closing Date or thereafter in the event that the Purchaser, on or before ninety
(90) days following the Closing Date, has given notice to the Seller of any inaccuracy in or any breach of such a representation or warranty entitling the Purchaser to indemnification pursuant to Section 2.19 hereof.

         3.1 Corporate Organization. The Seller is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America having its principal office in Shelbyville, Indiana. The Seller has the corporate power and authority, corporate and otherwise, to
(a) own the Assets and hold the Deposit Liabilities, (b) carry on its business at the Branches as presently conducted, (c) execute, deliver and perform this Agreement, and (d) effect the transactions contemplated hereby.

         3.2 Corporate Authority. The execution, delivery and performance of this Agreement, and the other agreements and documents contemplated hereby, by the Seller, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller in accordance with its Charter and By-Laws and all applicable laws. This Agreement and all other agreements and documents contemplated hereby executed and delivered by the Seller have been duly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership, conservatorship and all other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to public policy and general principles of equity.

         3.3 No Conflicts. Neither the execution, delivery or performance by the Seller of this Agreement or any of the other agreements or documents contemplated hereby nor the consummation by the Seller of the transactions contemplated hereby or thereby, does or will, after the giving of notice, the lapse of time or otherwise violate, conflict with, result in a breach of or result in a default under (a) the Charter or By-Laws of the Seller, (b) any provision of any promissory note, mortgage, indenture, lease or agreement to which Seller is a party or to which the Assets are subject, or (c) any law, statute, rule or regulation or any decree or order of any governmental authority once the Governmental Approvals are obtained. No approval, authorization or consent of any third party (other than the regulatory approvals and consents referred to in Sections 5.5 and 5.7 hereof) is necessary to enable the Seller to sell the Assets and transfer the Deposit Liabilities as contemplated by this Agreement or to enable the Seller otherwise to perform its obligations hereunder.

         3.4 No Litigation. Except for lawsuits involving the collection of delinquent accounts and garnishment proceedings in the ordinary course of business, there are no claims, actions, suits, proceedings, arbitrations or mediations in any court or before any government agency or authority, arbitration panel, mediator, tribunal or otherwise pending or, to the knowledge of the Seller, threatened against or affecting the Assets, the Deposit Liabilities or the safe deposit business of the Seller or which would prevent the performance of this Agreement by the Seller.

         3.5 Assets.

                  (a) The Seller has good and marketable title to the Assets free and clear of all liens, encumbrances, security interests, mortgages, charges and the like and, except as contemplated by this Agreement, has not sold, transferred, assigned or pledged any of the Assets. On the Closing Date, Seller will transfer, assign and deliver to Purchaser good and marketable title to the Assets free and clear of all liens, encumbrances, security interests, mortgages, charges and the like.

                  (b) The Seller is the sole owner of each of the Loans (except for participations in the Loans); each of the Loans is not pledged or encumbered; the principal balance and amount of accrued but unpaid interest and fees of each of the Loans as shown on the Seller's books and records on the Closing Date is true and correct; and each of the Loans (and all notes, other evidences of indebtedness, mortgages and security agreements associated therewith) are transferred to the Purchaser hereunder without recourse and without any representations or warranties as to the collectibility of the Loans, the value of the collateral securing the Loans or the creditworthiness of any makers, guarantors or other obligors thereof.

                  (c) To the knowledge of the Seller, there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Branches as presently being used in the conduct of business of the Seller.

                  (d) The Leased Property, Leased Equipment and the Fixed Assets, taken as a whole, are in good operating condition and repair, giving consideration to their age and use and subject to ordinary wear and tear, and will be received by the Purchaser in "AS IS" condition, with no warranties by the Seller as to condition, future performance, fitness for a particular purpose or merchantability, except those warranties related to title.

                  (e) No notice of any violation of zoning laws, building or fire codes or other laws, statutes, ordinances, codes or regulations relating to the operation of the Branches has been received by the Seller.

         3.6 Loans. Each of the Loans was made in the ordinary course of business, and is accruing interest in accordance with the terms of such Loans. To the knowledge of the Seller, except as may otherwise be indicated in the applicable Loan file, each of the Loans is the legal, valid and binding obligation of the obligor, maker, co-maker, endorser, debtor and any guarantor (the "Obligors"), subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership, conservatorship and laws relating to or affecting creditor's rights generally and to public policy and to general principles of equity, and no valid and legal defense, offset, counterclaim or set-off has been asserted with respect to any of the Loans. Each of the Loans may be assigned to Buyer without the approval or consent of any Obligor.

         3.7 Deposits. All of the Deposit Liabilities were accepted and remain in compliance in all material respects with all applicable laws, statutes, rules, regulations and orders and are insured by FDIC to the maximum extent provided in the rules and regulations of the FDIC. Except as otherwise disclosed herein, the Seller has and will have at the Closing Date all right, title and interest in all of the Deposit Liabilities to the extent customary for a FDIC-insured institution free and clear of all pledges, liens and restrictions on transfer.

         3.8 Statements True and Correct. No representation or warranty made by the Seller, nor any written information, certificate or document furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. The information relating to the Branch Office provided or to be provided by the Seller will not omit to state a material fact required to be stated therein or necessary to make such statements contained therein not misleading.

         3.9 Compliance with Laws. To the knowledge of the Seller, the Seller has complied with all laws, statutes, rules, regulations and orders applicable to the Real Property, the Fixed Assets, the safe deposit contracts, the Deposit Liabilities, the Loans and the employees of Seller working at the Branches. No notice or warning material to the current business or operations of the Branches has been received from or threatened by any governmental authority with respect to any failure or alleged failure of the Seller to comply in any respect with any law, statute, rule, regulation or order.

         3.10 No Brokers, Etc. The Seller has not employed or retained any broker or finder or incurred any liability for any brokerage, finders' or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated hereby other than Donnelly, Penman, French, Haggerty & Co. ("DPFH"). All fees, commissions, compensation and expenses of DPFH shall be paid by the Seller.

         3.11 Environmental Matters. To the knowledge of the Seller, the Leased Property currently is and has while the Seller has been the lessee thereof operated in compliance with all laws, statutes, rules and regulations relating to hazardous substances or materials and to the safety and protection of the environment.

         3.12 Agreements Relating to Employees. There is no labor contract, collective bargaining agreement, or employment agreement, with respect to any officer or employee of Seller assigned to the Branches as of the date of this Agreement.

         3.13 Insurance. The Branches are adequately insured with respect to risks normally insured against by companies similarly situated as Seller. All policies of insurance covering the Branches are in full force and effect, and the Seller has not filed any claim for insured losses in excess of $5,000 related to or arising from the operations of the Branches during the three-year period immediately preceding the date of this Agreement.

         3.14 Miscellaneous Agreements. All contracts, agreements, commitments and arrangements to which Seller is a part and which related exclusively to any of the Assets and Assumed Liabilities being acquired by the Purchaser are, to the best of Seller's knowledge, valid and in full force and effect and, to the best of Seller's knowledge, no breach or default (or event or condition, which after notice to lapse of time or both, would constitute a breach or default) exists with respect thereto.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to cause Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows, and each representation and warranty shall survive until ninety (90) days following the Closing Date or thereafter in the event that the Seller, on or before ninety
(90) days following the Closing Date, has given notice to the Purchaser of any inaccuracy in or any breach of such a representation or warranty entitling the Seller to indemnification pursuant to Section 2.19 hereof.

         4.1 Corporate Organization. The Purchaser is a bank duly organized and validly existing under the laws of the State of Ohio. The Purchaser has the corporate power and authority, corporate or otherwise, to (a) own the Assets being acquired hereunder and assume, perform, discharge and pay the Assumed Liabilities, (b) operate the Branches, (c) execute, deliver and perform this Agreement, and (d) effect the transactions contemplated hereby.

         4.2 Corporate Authority. The execution and delivery of this Agreement, and all other agreements and documents contemplated hereby, by the Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser in accordance with its Articles of Incorporation and By-Laws and all applicable laws. This Agreement and all other agreements and documents contemplated hereby executed and delivered by the Purchaser have been duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, receivership, conservatorship and laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to public policy and general principles of equity.

         4.3 No Conflicts. Neither the execution, delivery or performance by the Purchaser of this Agreement or any other agreements or documents contemplated hereby nor the consummation by the Purchaser of the transactions contemplated hereby or thereby does or will, after the giving of notice, the lapse of time or otherwise violate, conflict with, result in a breach of or result in a default under (a) the Articles of Incorporation or By-Laws of the Purchaser, (b) any provision of any promissory note, mortgage, indenture, lease or agreement, or
(c) any law, statute, rule or regulation or any decree or order of any governmental authority once the Governmental Approvals are obtained. No approval, authorization or consent of any third party (other than the regulatory approvals and consents referred to in Sections 5.5 and 5.7 hereof) is necessary to enable the Seller to sell the Assets and transfer the Deposit Liabilities as contemplated by this Agreement or to enable the Seller otherwise to perform its obligations hereunder.

         4.4 No Litigation. There are no claims, actions, suits, proceedings, arbitrations or mediations in any court or before any government agency or authority, arbitration panel, mediator, tribunal or otherwise pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser which would prevent the performance of this Agreement by the Purchaser.

         4.5 Regulatory Matters. The Purchaser has received no notice or communication from any state or federal banking regulatory agency indicating that such agency would, and the Purchaser has no reason to believe any such regulatory agency would, object to, or withhold any approval or consent necessary for, the consummation by the Purchaser of the transactions contemplated hereby. As of the date hereof, there is no pending or, to the best of the Purchaser's knowledge, threatened legal or governmental proceedings against the Purchaser or any affiliate of the Purchaser that would affect the

Purchaser's ability to obtain the regulatory approvals required in order to consummate the transactions contemplated hereby.

         4.6 Statements True and Correct. To the knowledge of the Purchaser, no representation made by the Purchaser nor any written information, certificate or document furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

         4.7 No Brokers, Etc. The Purchaser has not employed or retained any broker or finder or incurred any liability for any brokerage, finders' or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated hereby. To the best knowledge of Purchaser, no person or party acting on behalf of the Purchaser may assert or claim against the Seller or the Purchaser for a finder's fee, brokerage commission or other similar payment relating to this Agreement or the transactions contemplated hereby.

         4.8 No Reliance. The Purchaser has consulted with such attorneys, accountants and financial and other advisors regarding as it has deemed appropriate in connection with its due diligence and review of transactions contemplated by this Agreement and the execution of this Agreement and has not relied upon any representations or warranties made by the Seller or any of its agents except as set forth in this Agreement and the endorsements described in
Section 3.8 hereof.

                                    ARTICLE V

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser, except for the conditions in Section 5.5, which cannot be waived by the Purchaser):

         5.1 Representations and Warranties True. The representations and warranties made by the Seller in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such time.

         5.2 Covenants Performed. The Seller shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         5.3 Officer's Certificate. The Seller shall have delivered to the Purchaser a certificate of its President or any Vice President, dated at the Closing Date, certifying to the satisfaction of each of the foregoing conditions.

         5.4 No Adverse Litigation. No claim, action, suit or proceeding shall be pending or threatened against the Purchaser or the Seller as of the Closing Date which might reasonably be expected to (a) materially and adversely affect the Branches, the Assets or the Assumed Liabilities, or (b) materially and adversely affect the transactions contemplated by this Agreement.

         5.5 Regulatory Approvals. The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals (a) for the transactions contemplated hereby, and (b) to operate each of the Branch Office as a branch of the Purchaser. The Seller shall not have been notified by any regulatory authority that the discontinued operation of the Branch Office by the Seller would be a violation of any law, statute, rule or regulation or any policy of any governmental authority.

         5.6 Legal Opinion. The Purchaser shall have received a written opinion from the law firm Krieg DeVault LLP, dated as of the Closing Date, which shall be in the form and substance reasonably acceptable to Purchaser.

         5.7 Consent to Assignment of Leases. The lessors under each lease set forth in Sections 1.3(c), (d) and (f) shall have consented on terms reasonably satisfactory to both the Seller and the Purchaser, to the Seller's assignment of the leases to the Purchaser.

         5.8 No Material Damage. From the date of this Agreement until the Closing Date, there shall have been no material damage to or destruction of the Branches or the Leased Property.

         5.9 Related Agreements. At or prior to the Closing, the Seller shall have executed and delivered to the Purchaser all agreements, instruments, documents and certificates contemplated by this Agreement required to be executed and delivered by the Seller.

                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of the Seller to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller, except for the conditions in Section 6.5, which cannot or will not be waived by the Seller):

         6.1 Representations and Warranties True. The representations and warranties made by the Purchaser in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such time.

         6.2 Covenants Performed. The Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         6.3 Officer's Certificate. The Purchaser shall have delivered to the Seller a certificate of its President or any Vice President, dated at the Closing Date, certifying to the satisfaction of each of the foregoing conditions.

         6.4 No Adverse Litigation. No claim, action, suit or proceeding shall be pending or threatened against the Purchaser or the Seller as of the Closing Date which might reasonably be expected to (a) materially and adversely affect the Branches, the Assets or the Assumed Liabilities, or (b) materially and adversely affect the transactions contemplated by this Agreement.

         6.5 Regulatory Approvals. The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals (a) for the transactions contemplated hereby, and (b) to operate the Branches as branches of the Purchaser. The Seller shall not have been notified by any regulatory authority that the discontinued operation of the Branches by the Seller would be a violation of any law, statute, rule or regulation or any policy of any governmental authority.

         6.6 Legal Opinion. The Seller shall have received a written opinion from the law firm of Frost Brown Todd LLC, dated as of the Closing Date, which shall be in the form and substance reasonably acceptable to Seller.

         6.7 Consent to Assignment of Leases. The lessors under each lease set forth in Sections 1.3(c), (d) and (f) shall have consented on terms reasonably satisfactory to both the Seller and the Purchaser, to the Seller's assignment of the leases to the Purchaser.

         6.8 Related Agreements. At or prior to the Closing, the Purchaser shall have executed and delivered to the Seller all agreements, instruments, documents and certificates contemplated by this Agreement required to be executed and delivered by the Purchaser.

         6.9 Fairness Opinion. At or prior to the Closing, the Seller shall have received a fairness opinion from DPFH in a form and substance reasonably satisfactory to the Seller.

                                   ARTICLE VII

                                   TERMINATION

         7.1 Methods of Termination. This Agreement and the transactions contemplated hereby may be terminated in any one of the following ways:

                  (a) at any time on or before the Closing Date by the agreement in writing of the Purchaser and the Seller;

                  (b) on the Closing Date by the Purchaser in writing if any of the conditions set forth in Article V of this Agreement shall not have been satisfied or waived in writing by the Purchaser;

                  (c) on the Closing Date by the Seller in writing if any of the conditions set forth in Article VI of this Agreement shall not have been satisfied or waived in writing by the Seller;

                  (d) at any time on or before the Closing Date by the Purchaser or the Seller in writing if the other shall have been in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, agreement or obligation contained herein and such breach has not been cured by the earlier of fifteen (15) days after the giving of notice to the breaching party of such breach or the Closing Date;

                  (e) by either the Seller or the Purchaser in writing at any time after any of the regulatory authorities has denied the application of the Purchaser for approval of the transactions contemplated hereby or has imposed a condition or requirement that is reasonably unacceptable to the party on which the condition is imposed; or

                  (f) by either the Seller or the Purchaser in writing if the transactions contemplated hereby are not consummated on or before one hundred twenty (120) days from the date of this Agreement, unless extended by a written agreement by Seller and Purchaser.

         7.2 Procedure Upon Termination. In the event of termination pursuant to
Section 7.1 hereof, this Agreement shall thereupon terminate and be of no further force or effect immediately upon receipt of the written notice required hereby. If this Agreement is terminated as provided herein:

                  (a) each party shall (and shall cause its respective employees, agents and representatives) to return to the party furnishing the same all documents, work papers and other materials of the other party relating to the other party or to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) all information received by either party hereto with respect to the business, operations and customers of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

The requirements of this Section 7.2 shall be deemed to survive the termination of this Agreement.

         7.3 Liabilities Upon Termination. In the event of the termination of this Agreement pursuant to the terms and provisions hereof, neither party hereto shall have any liability hereunder of any nature whatsoever to the other, including any liability for damages; provided, however, that (a) the foregoing shall not preclude liability from attaching to a party who has intentionally breached or violated the terms and provisions hereof, and (b) the termination of this Agreement shall not terminate or affect the agreements of the parties contained in Sections 8.5, 8.9 and 8.16 hereof or the agreements of the parties hereto with respect to confidentiality contained in Section 2.3 hereof and in the Confidentiality Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Entire Agreement. This Agreement, the Exhibits hereto and the Confidentiality Agreement supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, discussions and agreements, whether oral or written or express or implied, between the parties hereto relating to the matters contemplated hereby and constitute the entire agreement between the parties hereto relating to the subject matter hereof.

         8.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, representatives, successors and assigns; provided, however, that neither party related hereto may assign this Agreement without the prior written consent of the other party, except that no consent shall be required if this Agreement is assigned to any successor to Seller or Purchaser following the Closing Date.

         8.3 Amendment and Modification. The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed by the Seller and the Purchaser.

         8.4 Waiver or Extension. Either party hereto may by an instrument in writing waive the performance by the other of any of the covenants or agreements to be performed by such other party under this Agreement; provided, however, that neither party may waive the requirement for obtaining the Governmental Approvals. The failure of either party hereto at any time to insist upon the strict performance of any covenant, agreement or provision of this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such covenant, agreement or provision at a future time. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

         8.5 Payment of Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. Except as otherwise expressly provided herein, any expense, fees and costs necessary for any Governmental Approvals or for any notice to depositors of the assumption of the Deposit Liabilities provided for in this Agreement shall be paid by the Purchaser.

         8.6 Notices. All notices, requests and other communications hereunder shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if (a) delivered by hand and receipted for, (b) sent by certified United States Mail, return receipt requested, first class postage pre-paid, (c) delivered by receipted overnight delivery service or (d) delivered by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, as follows:


         If to the Seller to:                  with a copy to (which shall not
                                               constitute notice):

         Shelby County Bank                    Krieg DeVault LLP
         29 East Washington Street             One Indiana Square, Suite 2800
         Shelbyville, IN 46176                 Indianapolis, IN 46204
         ATTN: Lawrence T. Toombs, President   ATTN: Michael J. Messaglia, Esq.
         Telephone: (317) 398-9721             Telephone: (317) 636-4341
         Telecopier: (317) 392-6208            Telecopier: (317) 636-1507

         If to the Purchaser to:               with a copy to (which shall not
                                               constitute  notice):

         Community First Bank & Trust          Frost Brown Todd LLC
         c/o First Financial Bancorp           2200 PNC Center
         300 High Street                       201 E. Fifth Street
         Hamilton, Ohio 45011                  Cincinnati, Ohio 45202-4182
         ATTN: Frank Hall                      ATTN: Neil Ganulin
         Telephone: (513) 867-4954             Telephone: (513) 651-6000
         Telecopier: (513) 867-5236            Telecopier: (513) 651-6081

or such substituted address or person as either party has given to the other in writing.

         All such notices, requests and other communications shall be effective
(a) if delivered by hand, when delivered, (b) if mailed in the manner provided herein, two (2) business days after deposit with the United States Postal Service, (c) if delivered by overnight express delivery service, on the next business day after deposit with such service, and (d) if by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.

         8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

         8.8 Headings. The headings and defined terms in this Agreement have been inserted and used solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.

         8.9 Governing Law. This Agreement (including, without limitation, any and all demands, controversies, claims, actions, causes of action, suits, proceedings and litigation between or among the parties hereto arising out of or relating to this Agreement or its breach, the construction of its terms or the interpretation of the rights and duties of the parties) shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.

         8.10 Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement shall be determined to be unenforceable by a court of competent jurisdiction because of the provision's scope, duration or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration or other factor, and such provision shall then be enforceable against any party hereto in its reduced or limited form.

         8.11 No Third-Party Rights. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         8.12 Construction. This Agreement is the product of negotiation by both parties hereto and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

         8.13 Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein shall include any other gender, as the context requires.

         8.14 Exhibits. The exhibits attached hereto are incorporated into and made a part of this Agreement.

         8.15 Facsimile. This Agreement may be executed and delivered by either hereto party by facsimile transmission. For purposes of this Agreement, any signature page signed and transmitted by facsimile machine or telecopier shall be treated as an original document, and the signature of either party thereon, for purposes hereof, shall be considered as an original signature and the document transmitted shall be considered to have the same binding effect as an original signature on an original document. Neither party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile machine or telecopier in accordance with this Section as a defense to the enforcement of this Agreement, any amendment hereto or any other document contemplated hereby.

         8.16 Limitation on Damages. In no event shall either party hereto be entitled to recover from the other party hereto special, punitive, incidental or consequential damages (including without limitation damages based upon lost profits or lost business opportunities) arising out of or relating to a breach of the other party's representations, warranties, covenants or obligations under this Agreement, even if the party in breach has been advised of the possibility of such damages.

         8.17 Survival of Representations, Warranties and Covenants. Each representation and warranty of the Seller and the Purchaser, respectively, contained in this Agreement or in any certificate, document or writing contemplated hereby shall survive the Closing until ninety (90) days following the Closing Date except in event that Seller or Purchaser has given notice to the other of any inaccuracy in or breach of a representation or warranty entitling the notifying party to indemnification pursuant to Section
2.19 hereof, and thereafter no party shall have any liability to the other with respect thereto. All covenants, obligations, agreements, understandings and acknowledgments of the Seller and the Purchaser, respectively, contained in this Agreement or in any certificate, document or writing contemplated hereby shall survive the Closing and shall continue to be in full force and effect following the Closing in accordance with this Agreement and any certificate, document or writing contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested and delivered by their duly authorized officers.

                                               SHELBY COUNTY BANK



                                               By: /s/ Lawrence T. Toombs
                                                  ------------------------------
                                                  Lawrence T. Toombs, President
ATTEST:

By: /s/ D. Warren Robison
    ----------------------------------
    D. Warren Robison, Secretary

                                               COMMUNITY FIRST BANK & TRUST



                                               By: /s/ Ned Compton
                                                   -----------------------------
                                                   Ned Compton, President


ATTEST:


By: /s/ Anita Laux
    ------------------------------------
    Anita Laux, Secretary


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

                                  EXHIBIT 1.10

         The payment required by Section 2.10 (the "Initial Payment") will be the amount determined by the formula set forth below and (except as otherwise stated below) will be determined using the figures shown on Seller's books and records as of the close of business on the business day immediately preceding the Closing Date. The Initial Payment will be:

         (i)      the sum of:

                  (A) all loans (including the Loans), net of unearned income, plus the accrued but unpaid interest and fees thereon; plus

                  (B) the net book value of the Fixed Assets as of the date of this Agreement adjusted for any dispositions (but not for any acquisitions) of any such assets after the date of this Agreement; plus

                  (C) the face amount of the petty, teller, ATM and vault cash maintenance at the Branch Offices; plus

                  (C)      the pre-paid expenses associated with the Branches;
                           plus

                  (E)      $15,000 related to the right to service the SCB CDs.

         minus

         (ii)     the sum of:

                  (A)      the deposit transaction accounts; plus

                  (B) the total amount of the certificates of deposit listed on Schedule 1.10 plus the accrued but unpaid interest and fees thereon.

                  (C) the out-of-pocket expenses related to the Bobeck Lease, up to $115,000.00.


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